UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KODIAK SCIENCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Kodiak Sciences Inc. (“Kodiak”), which will be held virtually via live webcast on June 4, 2024 at 9:00 a.m. Pacific Time. You can attend the virtual Annual Meeting via the Internet where you will be able to vote and submit questions electronically.

The attached Notice of Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Annual Meeting and registration information.

Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Please vote promptly and submit your proxy via the Internet, by phone or by mail. If you decide to attend the virtual Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.

On behalf of the board of directors, I would like to express our appreciation for your interest in Kodiak.

Sincerely,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

KODIAK SCIENCES INC. 1200 Page Mill Road Palo Alto, CA 94304

Notice of Annual Meeting of Stockholders

To Be Held on June 4, 2024

Dear Kodiak Stockholders:

Date and Time:	Tuesday, June 4, 2024, at 9:00 a.m. Pacific Time

Location:	The 2024 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

Record Date:	The board of directors of Kodiak Sciences Inc. (the “Company” or “Kodiak”) fixed the close of business on April 5, 2024 as the record date for the meeting. Only stockholders of record of our common stock on April 5, 2024 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

Mail Date:	We expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) on or about April 23, 2024. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our Annual Report can be accessed at our internet address: www.proxydocs.com/KOD.

Agenda

1. Elect two directors nominated by our Board and named in this proxy statement;

2. Approve, on an advisory basis, the compensation of Kodiak’s named executive officers, as disclosed in the proxy statement accompanying this notice;

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

4. Transact such other business (if any) as may properly come before the meeting or any adjournments or postponements thereof.

Attendance: In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to May 31, 2024 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2024 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Voting: YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend via webcast the 2024 Annual Meeting of Stockholders, we encourage you to read the proxy statement and vote as soon as possible.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By order of the board of directors,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

Palo Alto, California

April 23, 2024

1	PROXY SUMMARY FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

6	PROPOSAL NO. 1 ELECTION OF DIRECTORS

7	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
	7	Nominees for Directors
	9	Continuing Directors
	13	Director Independence
	14	Leadership Structure
	14	Board Meetings and Committees
	16	Considerations in Evaluating Director Nominees
	17	Stockholder Recommendations for Board Nominations
	17	Stockholder Communications with the Board of Directors
	17	Corporate Governance Guidelines and Code of Business Conduct and Ethics
	17	Risk Management
	18	Prohibitions on Hedging and Transactions Involving Equity or Derivative Securities
	18	Non-Employee Director Compensation

20	PROPOSAL NO. 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

21	EXECUTIVE OFFICERS

22	EXECUTIVE COMPENSATION
	32	2023 Summary Compensation Table
	33	2023 Outstanding Equity Awards at Fiscal Year-End Table
	34	Executive Employment Contracts and Change in Control Arrangements
	35	Pay Versus Performance

39	PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	39	Fees Paid to the Independent Registered Public Accounting Firm
	39	Auditor Independence
	40	Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

41	AUDIT COMMITTEE REPORT

42	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

44	SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

45	RELATED-PERSON TRANSACTIONS

46	OTHER MATTERS

47	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan”, “hope” or the negative of these terms, or similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements about durability of prior study results, continued progression of our ABC Platform with “duet” and “triplet” programs, progress and timing of our ongoing Phase 3 studies, achievement of goals, potential use of study results to form the basis of an initial Biologics License Application (BLA), our liquidity and financial position, the prospects of the candidates in our pipeline, including tarcocimab, KSI-501, and KSI-101, our ability to successfully execute on our manufacturing development plan, our ability to advance our pipeline of drug candidates and our ability to build a pipeline of potentially life transforming ophthalmology drug candidates and build a leading retinal franchise globally.

2024 PROXY STATEMENT	i

PROXY SUMMARY

For 2024 Annual Meeting of Stockholders

To be held on Tuesday, June 4, 2024 at 9:00 a.m. Pacific Time

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

We have first released this proxy statement to Kodiak Sciences Inc. stockholders beginning on April 23, 2024.

Annual Meeting of Stockholders

Date and Time Tuesday, June 4, 2024 at 9:00 a.m. Pacific Time

Place

The 2024 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to May 31, 2024 at 2:00 p.m. Pacific Time.

Record Date April 5, 2024

You are entitled to vote if you held Kodiak stock on the record date. Each share of Kodiak common stock is entitled to one vote.

We have adopted a virtual meeting format again this year to enable broad access for our stockholders and employees, regardless of their geographic location.

Voting matters

Proposal	Board Recommendation		For More Information

PROPOSAL NO. 1 ELECTION OF DIRECTORS	✔	FOR (all nominees)	Page 6

PROPOSAL NO. 2 ADVISORY VOTE TO APPROVE KODIAK’S NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)	✔	FOR	Page 20

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS KODIAK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✔	FOR	Page 39

Company Overview

We are a biopharmaceutical company committed to researching, developing and commercializing transformative therapeutics to treat a broad spectrum of retinal diseases. We are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Our antibody biopolymer conjugate platform, or ABC PlatformTM, uses molecular engineering to merge the fields of protein-based and chemistry-based therapies and has been at the core of Kodiak’s discovery engine. We are developing a portfolio of three clinical programs, two of which are late-stage and derived from our ABC Platform and one which is platform-independent and which we believe can progress rapidly into pivotal studies.

2024 PROXY STATEMENT	1

Kodiak’s lead investigational medicine, tarcocimab tedromer (also “tarcocimab”, formerly “KSI-301”), is a novel anti-VEGF antibody biopolymer conjugate under development for the treatment of high prevalence retinal vascular diseases including diabetic retinopathy, the leading cause of blindness in working-age patients in the developed world, and wet age-related macular degeneration, the leading cause of blindness in elderly patients in the developed world.

KSI-501 is our second investigational medicine, a first-in-class anti-IL-6, VEGF-trap bispecific antibody biopolymer conjugate designed to inhibit both IL-6 mediated inflammation and VEGF-mediated angiogenesis and vascular permeability. KSI-501 is being developed for the treatment of high prevalence retinal vascular diseases to address the unmet needs of targeting multiple biologies and extended durability.

Additionally, Kodiak is developing a third investigational medicine, KSI-101, a novel anti-IL-6, VEGF-trap bispecific protein, the unconjugated protein portion of KSI-501. Kodiak intends to develop KSI-101 for the treatment of retinal inflammatory diseases, as currently there are no available intravitreal biologic therapies addressing the spectrum of inflammatory conditions of the retina.

Kodiak has expanded its early research pipeline of duet and triplet inhibitors that embed small molecules and other bioactive molecules in the biopolymer backbone to provide a high drug-antibody ratio (“DAR”). The diverse bioactives are designed to be released over time to achieve sustained modulation of targeted biological pathways. We believe this unique combination of high DAR and sustained therapeutic benefit offers potential for broad and important utility for multifactorial ophthalmic and systemic diseases.

2023 Business Highlights

In 2023, we made significant progress across what is now our portfolio of three clinical programs, namely tarcocimab, KSI-501 and KSI-101, with tarcocimab and KSI-501 being late-stage and derived from our ABC Platform and KSI-101 being Platform-independent and which we intend to progress rapidly into pivotal studies.

Tarcocimab pivotal program

•

We announced in July 2023 that the Phase 3 GLEAM and GLIMMER studies of tarcocimab in patients with diabetic macular edema (“DME”) did not meet their primary endpoints of showing non-inferior visual acuity gains for tarcocimab dosed every 8 to 24 weeks after 3 monthly loading doses compared to aflibercept given every 8 weeks after 5 monthly loading dose, although high proportions of patients on meaningfully longer treatment intervals were observed with tarcocimab, with half of patients on every 24-week dosing at the primary endpoint. An unexpected increase in cataract adverse events was reported over time in the tarcocimab arms of both GLEAM and GLIMMER, and our evaluation suggested that the decline in visual acuity associated with cataracts likely contributed meaningfully to the failure of each study.

•

We also announced in July 2023 that the Phase 3 DAYLIGHT study of tarcocimab in patients with wet age-related macular degeneration (“wet AMD”) met its primary endpoint of non-inferior visual acuity gains at year 1 for tarcocimab dosed monthly compared to aflibercept dosed every 8 weeks following 3 monthly loading doses. Safety and tolerability were comparable between tarcocimab and aflibercept.

•

We announced in September 2023 the one-year results of the Phase 3 BEACON study of tarcocimab in retinal vein occlusion (“RVO”). Tarcocimab demonstrated matched efficacy with differentiated durability versus aflibercept in the head-to-head comparison in the second 6 months of the study. After 4 initiating doses in the first 6 months, approximately half of tarcocimab-treated patients required no additional injections in the second 6 months while matching the vision and anatomic outcomes of aflibercept-treated patients. Despite receiving 6 initiating monthly doses, only 37% of aflibercept patients were injection free in the second half of the study. 77% of tarcocimab treated patients received 5 or fewer doses in year one, while 93% of aflibercept treated patients received 6 or more doses. Safety and tolerability were comparable between tarcocimab and aflibercept.

•

We announced in November 2023 that our Phase 3 GLOW1 study of tarcocimab in patients with moderately severe and severe diabetic retinopathy (“DR”) met its primary endpoint of patients with at least a two-step improvement on the Diabetic Retinopathy Severity Scale (DRSS) score. Tarcocimab achieved a 29-fold increased response rate ratio, with 41.1% of evaluable patients on tarcocimab demonstrating at least 2-step improvement versus 1.4% of evaluable patients in the sham group (p less than 0.0001). Visual acuity and retinal anatomy were improved and stable with tarcocimab on its extended-dosing intervals. At one year, GLOW1 also met its key secondary endpoint of greater

2	2024 PROXY STATEMENT

reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy), versus sham, demonstrating an 89% risk reduction, achieving 21.0% versus 2.3% (p less than 0.0001). Tarcocimab was safe and well tolerated.

•

In summary, we announced the results from 5 Phase 3 studies of tarcocimab in 2023. Given we have three successful Phase 3 studies across three different diseases (BEACON in RVO, DAYLIGHT in wet AMD, GLOW1 in DR), an additional successful pivotal study in one of these indications is required for regulatory approval. We believe tarcocimab demonstrated strong and consistent durability of approximately 6 months for the majority of patients and favorable safety across the full pivotal program, and we believe tarcocimab has the potential to become an important medicine for patients and a meaningfully differentiated product in the marketplace. Therefore, we announced in March 2024 that we plan to finish the clinical development of tarcocimab to enable marketing authorization application.

To that end, we have activated GLOW2, a Phase 3 study in diabetic retinopathy with a similar design as our successful GLOW1 study. We discussed the study design with the FDA, and the study is currently recruiting patients. Additionally, in light of the importance of wet AMD in today’s anti-VEGF market, we also plan to study tarcocimab as a second investigational arm in the Phase 3 DAYBREAK study to evaluate its durability, strengthen its competitive position in wet AMD and bolster our ex-US regulatory dossier.

In 2023, we also made adjustments to the tarcocimab product that improve the manufacturability in a prefilled syringe and we believe may also enhance the utility of the product. We believe now is the time to implement these changes given the additional clinical studies we plan to conduct, and the FDA has agreed that these additional clinical studies should be sufficient to bridge the former material to the go-to-market material we would like to commercialize going forward. Both GLOW2 and DAYBREAK will be run using our go-to-market formulation of tarcocimab.

Tarcocimab commercial scale manufacturing

•

Our custom-built commercial scale manufacturing facility, Ursus, was commissioned as a cGMP facility in January 2023. We worked with Lonza and regulatory authorities to obtain approval for Ursus, and we released our first commercial scale cGMP batch of tarcocimab based on our go-to-market formulation in July 2023, and the material is ready for use in on-going GLOW2 and planned DAYBREAK Phase 3 studies.

KSI-501 clinical program

•

In 2023, we expanded our clinical pipeline by advancing KSI-501, our second investigational medicine, into a Phase 1 study in DME patients. KSI-501 is a first-in-class, anti-IL-6, VEGF-trap bispecific antibody biopolymer conjugate built on our ABC platform and is being developed for high prevalence retinal vascular diseases to address the unmet needs of targeting multiple biologies and extended durability.

•

The Phase 1 study was a multiple-ascending dose study intended to evaluate the safety, tolerability and bioactivity signals of KSI-501 in DME patients. Four dose levels were studied. Each subject received 3 monthly doses and was followed for 24 weeks. We recently shared the study results at the Angiogenesis, Exudation, and Degeneration 2024 Virtual Meeting. The Phase 1 study met its objectives of demonstrating that repeated monthly dosing of KSI-501 was safe and well tolerated and achieved clinically meaningful and sustained visual acuity gains in patients.

•

We believe the Phase 1 study results support further clinical development of KSI-501 and intend to advance it into a Phase 3 study DAYBREAK in 2024 to evaluate its efficacy, durability and safety in wet AMD. The DAYBREAK study is intended to be a non-inferiority study evaluating KSI-501 dosed every 4 to 24 weeks, compared to aflibercept dosed per label. The DAYBREAK study will use an enhanced formulation of KSI-501 educated from tarcocimab’s commercial manufacturing scale-up. We are in the process of obtaining regulatory feedback on the study design and intend to initiate the study as soon as regulatory alignment is completed, targeting mid-2024.

KSI-101 clinical program

•

In 2023, we further expanded our clinical portfolio with the advancement of the KSI-101 program. KSI-101 is the unconjugated protein portion of KSI-501 and is a novel, potent and high-strength bispecific protein targeting IL-6 and VEGF.

•

With its bispecific anti-inflammatory mechanism of action, its high formulation strength at 100 mg/ml and the safety we have seen so far as part of the KSI-501 Phase 1 study, we believe KSI-101 is well positioned to address patients who have retinal fluid and inflammation, for whom no available intravitreal biologic therapies exist today. We believe that retinal inflammatory conditions represent a new market segment separate from the established anti-VEGF market.

2024 PROXY STATEMENT	3

•

KSI-101 is a clinical prospect with opportunities and risks uncoupled from the ABC Platform, and as such is an important part of our late-phase portfolio. We intend to initiate a dose-finding Phase 1b study in the second quarter of 2024 to evaluate its safety and tolerability and identify two dose levels to progress into pivotal studies. We are currently in the process of obtaining regulatory feedback on the design of the pivotal program, and we hope to initiate dual Phase 3 studies later in 2024.

KSI-501 and KSI-101 manufacturing

•

In 2023, we made significant progress in the manufacturing of KSI-501 and KSI-101 in preparation for the anticipated clinical studies. Clinical material for both KSI-501 (50 mg/mL strength in our enhanced formulation) and KSI-101 (100 mg/mL strength) were successfully manufactured in the first quarter of 2024.

Key Highlights from Fiscal 2023

3 clinical assets, 2 late-stage Progressing toward Phase 3 value inflection points	3 pivotal studies met primary endpoint In the tarcocimab clinical program (DR, RVO and wet AMD)

URSUS Approved commercial manufacturing facility	Go-to-market formulation for tarcocimab and KSI-501 That improves manufacturability and may also enhance the utility of the products

4	2024 PROXY STATEMENT

Corporate Responsibility

Kodiak is committed to the mission of preventing and treating the leading causes of blindness and doing so in a socially responsible and sustainable way. Our corporate responsibility efforts reflect our priorities as a clinical-stage company seeking to complete Phase 3 clinical studies for our lead investigational medicine, tarcocimab tedromer, and pave the path towards commercialization. Select details are below.

For further information about our philosophy, focus, and commitments to the issues that we believe are vital to deliver meaningful impact over the long-term for our stakeholders, including patients, employees, shareholders, and the broader communities in which we operate, please see our Environmental, Social and Governance (ESG) report on our website.

Focus	Priorities	Accomplishments to Date
Governance	• Leading with purpose and integrity • Diversity and inclusion • Acting ethically • Managing cybersecurity risk

•  Maintained an industry-experienced and independent board

•  Operated in accordance with Nasdaq guidelines on board diversity

•  Reinforced high ethical standards through our code of conduct and ethics policies

•  In 2023, revised internal policies to comply with SEC regulation for the disclosing of material cybersecurity incidents and other matters

Ethical research and development

•  Focusing drug development on retinal disorders with a clinical unmet need

•  Working to ensure safe and ethical clinical trials

•  Committed to diversity and inclusion in clinical trials

•  Unforgiving commitment to quality in the supply chain and manufacturing

•  Pipeline aims to address the biggest challenges in ophthalmology and continues to mature (tarcocimab tedromer) and expand (KSI-501 and KSI-101)

•  All clinical trials are conducted in accordance with the International Conference on Harmonization Good Clinical Practice (ICH GCP), along with local level ethical and safety standards

Our people and the communities we serve

•  Committed to hiring highly qualified people who share our long-term mindset

•  Prioritizing employee value and growth

•  Committed to patient, employee and their families’ wellness

•  Supporting our community at large

•  Executed on a robust clinical portfolio with a highly qualified and nimble workforce

•  ~27% of employees hold Ph.D. or M.D. degrees

•  Committed to providing robust wellness programs for employees and their families; upgraded fitness and nutritional offerings in 2022

•  Increased community support through employee-driven, charitable initiatives. In addition to supporting Vista Center for the visually impaired, partnered with Ecumenical Hunger Program to provide no-cost meals to those in need. Kodiak donated over 2,000 meals in 2023

•  Kodiak matching gifts program

Environmental stewardship and resource use	• Performing our work efficiently while limiting our resource consumption and environmental impact

•  Selected manufacturing partners that share our commitment to protecting the environment

•  Prioritized environmental performance, such as LEED certification, water and energy efficiency at our California-based facilities

•  Added no-cost EV charging for employees in 2022

2024 PROXY STATEMENT	5

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Our directors beneficially own in the aggregate 25,777,028 common shares, or 44% of our common shares outstanding and subject to options and other rights to acquire shares exercisable on or before the 60th day after April 1, 2024. Excluding such exercisable options and rights, our directors beneficially own 20,042,476 common shares, or 38% of our common shares outstanding as of April 1, 2024. See “Security Ownership of Certain Beneficial Owners and Management”. Each director’s term continues until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors, including their respective ages as of April 5, 2024. Proxies may not be voted for a greater number of persons than the number of nominees named.

							Committees
Directors and Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Felix J. Baker, Ph.D.(1)(2)	III	55	Director	2015	2024	2027		✓	✓
Victor Perlroth, M.D.	III	51	Chairman and Chief Executive Officer	2009	2024	2027
Continuing Directors
Richard S. Levy, M.D.(1)	I	66	Director	2018	2025				✓
Robert A. Profusek, J.D.(1)(2)	I	74	Director	2018	2025			✓	✓
Charles A. Bancroft(1)(2)(3)	II	64	Director	2020	2026		✓	✓	✓
Bassil I. Dahiyat, Ph.D.(3)	II	53	Director	2018	2026		✓
Taiyin Yang, Ph.D.(3)	II	70	Director	2019	2026		✓

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit committee

6	2024 PROXY STATEMENT

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominees for Election

Committees: • Compensation (Chair) • Nominating and Governance	Felix J. Baker, Ph.D.
Director Director since: 2015 Age: 55

Biography

Felix J. Baker, Ph.D. has served as one of our directors since September 2015 and as chair of our compensation committee and a member of our nominating and governance committee since September 2018. Dr. Baker is a Managing Member of Baker Bros. Advisors LP a biotechnology-focused investment adviser to fund partnerships whose investors are primarily endowments and foundations, which Dr. Baker founded, together with his brother Julian Baker, in 2000. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. He also serves on the boards of Kiniksa Pharmaceuticals, Ltd., IGM Biosciences, Inc., Kymera Therapeutics, Inc., and Bicycle Therapeutics plc. Previously he served on the board of Seagen, Inc. from July 2003 through December 2023, and Alexion Pharmaceuticals, Inc. from June 2015 through February 2021.

Relevant Expertise

We believe Dr. Baker’s experience as a board member and investor in many successful biotechnology companies qualify him to serve on our board of directors.

Other Public Company Boards

Kiniksa Pharmaceuticals, Ltd.

IGM Biosciences, Inc.

Kymera Therapeutics, Inc.

Bicycle Therapeutics plc

2024 PROXY STATEMENT	7

Director Nominees for Election

Committees: • None	Victor Perlroth, M.D.
Chairman and Chief Executive Officer Director since: 2009 Age: 51

Biography

Victor Perlroth, M.D. is the co-founder of Kodiak Sciences and is the company’s chairman and chief executive officer. Together with a talented core team, Dr. Perlroth has built Kodiak on a foundation of scientific and operational excellence with a simple mission – to design and develop important new medicines for highly prevalent diseases. Under Dr. Perlroth’s leadership, Kodiak is building a pipeline of potentially life transforming ophthalmology drug candidates with the goal to build a leading retinal franchise for the benefit of patients globally. Prior to co-founding Kodiak, Dr. Perlroth co-founded Avidia Inc, a biopharmaceuticals drug discovery and development company where he served in senior corporate and research and development roles until Amgen acquired the company for $450 million. After Avidia, Dr. Perlroth worked in life sciences venture capital as venture partner then entrepreneur in residence. Earlier, Dr. Perlroth served as the chief operating officer at Guzik Technical Enterprises, the industry-leading provider of test equipment to the hard disk drive industry. Dr. Perlroth earned his M.D. and M.B.A. degrees from Stanford University and an A.B. in molecular biology summa cum laude from Princeton University.

Relevant Expertise

We believe the perspective and experience Dr. Perlroth brings to Kodiak as a founder, our largest individual stockholder, and as our Chief Executive Officer allow him to provide unique contribution to the Board and qualify him to serve as a member of the Board.

Other Public Company Boards

None

The Board of Directors recommends a vote “FOR” each of the director nominees named above.

8	2024 PROXY STATEMENT

Continuing Directors in Office Until the 2025 Annual Meeting of Stockholders

Committees: • Nominating and Governance	Richard S. Levy, M.D.
Director Director since: 2018 Age: 66

Biography

Richard S. Levy, M.D has served as a member of our board of directors since June 2018 and a member of our nominating and corporate governance committee since September 2018. From December 2016 to May 2019, Dr. Levy served as a senior advisor of Baker Bros. Advisors LP, a registered investment advisor focused on long-term investments in life sciences companies on behalf of major university endowments and foundations. From January 2009 to April 2016, Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a pharmaceutical company, where he previously served as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz, a predecessor company of Novartis, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd., Madrigal Pharmaceuticals Inc., and ProTara Therapeutics Inc. From April 2020 to June 2021, Dr. Levy served on the board of directors of Constellation Pharmaceuticals, a publicly traded biopharmaceutical company which was acquired by MorphoSys AG. Dr. Levy is board certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine and completed his training in Internal Medicine at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.

Relevant Expertise

We believe Dr. Levy’s significant management experience in the pharmaceutical industry and medical training qualify him to serve on our board of directors.

Other Public Company Boards

Kiniksa Pharmaceuticals, Ltd.

Madrigal Pharmaceuticals Inc.

ProTara Therapeutics Inc.

2024 PROXY STATEMENT	9

Continuing Directors in Office Until the 2025 Annual Meeting of Stockholders

Committees: • Compensation • Nominating and Governance (Chair)	Robert A. Profusek, J.D.
Director Director since: 2018 Age: 74

Biography

Robert A. Profusek, J.D. has served as one of our directors since June 2018, as chair of our nominating and corporate governance committee and a member of our compensation committee since September 2018 and as our lead independent director since August 2018. Mr. Profusek is a partner of the Jones Day law firm where he is the global chair of the firm’s mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings and corporate governance matters. Mr. Profusek is also the lead independent director of Valero Energy Corporation, a publicly traded international manufacturer and marketer of transportation fuels and other petrochemical products, and CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components. Mr. Profusek holds a B.A. from Cornell University and a J.D. from New York University.

Relevant Expertise

We believe Mr. Profusek is qualified to serve as a board member because of his expertise in legal matters, including corporate governance, capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day and the knowledge and experience he has attained through his service as a director of other public companies.

Other Public Company Boards

Valero Energy Corporation

CTS Corporation

10	2024 PROXY STATEMENT

Continuing Directors in Office Until the 2026 Annual Meeting of Stockholders

Committees: • Audit (Chair) • Compensation • Nominating and Governance	Charles A. Bancroft
Director Director since: 2020 Age: 64

Biography

Charles A. Bancroft has served as a member of our board of directors and as chair of our audit committee and a member of our nominating and governance committee since April 2020 and as a member of our compensation committee since April 2021. Prior to joining our company, Mr. Bancroft held a number of leadership roles in commercial, strategy and finance at Bristol-Myers Squibb Company, a global pharmaceutical company, from 1984 until his retirement in March 2020, including serving as the Chief Financial Officer from January 2010 to November 2019. Since May 2020, Mr. Bancroft has been serving as an independent director of GSK, a public pharmaceutical company. Since October 2020, Mr. Bancroft has been serving as an independent director of Biovector, Inc., a privately held healthcare company. In March 2024, Mr. Bancroft began serving as Executive Chairman of Patent Protection Research, a privately held investment company. Mr. Bancroft served as a member of the board of directors of Colgate-Palmolive Company, a public consumer products company, from January 2017 to March 2020. He holds a bachelor’s degree from Drexel University and a M.B.A. from Temple University.

Relevant Expertise

We believe Mr. Bancroft’s extensive management and financial experiences as well as his extensive involvement in the pharmaceutical industry qualify him to serve on our board of directors.

Other Public Company Boards

GSK

2024 PROXY STATEMENT	11

Continuing Directors in Office Until the 2026 Annual Meeting of Stockholders

Committees: • Audit	Bassil I. Dahiyat, Ph.D.
Director Director since: 2018 Age: 53

Biography

Bassil I. Dahiyat, Ph.D. has served as a member of our board of directors since June 2018 and as a member of our audit committee since September 2018. Dr. Dahiyat has served as President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company, since February 2005. Dr. Dahiyat co-founded Xencor in 1997, served as its Chief Executive Officer from 1997 to 2003 and served as its Chief Scientific Officer from 2003 to 2005. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat currently serves on Xencor’s board of directors. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University.

Relevant Expertise

We believe Dr. Dahiyat’s significant experience in the pharmaceutical industry and executive management experience qualify him to serve on our board of directors.

Other Public Company Boards

Xencor, Inc.

12	2024 PROXY STATEMENT

Continuing Directors in Office Until the 2026 Annual Meeting of Stockholders

Committees: • Audit	Taiyin Yang, Ph.D.
Director Director since: 2019 Age: 70

Biography

Taiyin Yang, Ph.D. has served as a member of our board of directors and a member of our audit committee since December 2019. Dr. Yang is the former Executive Vice President of Pharmaceutical Development and Manufacturing at Gilead Sciences, Inc., a role she held from 2015 to 2022. She directed operations of chemical and biologics process development, device and formulation development, manufacturing, packaging, analytical operations, laboratory information systems, data science, quality assurance, CMC regulatory affairs, program management, supply chain management and site operations for all the company’s small molecules, biologics and antibody-drug conjugates of investigational compounds and marketed products. Under her leadership, Gilead developed the world’s first HIV single tablet regimen and advanced more than 25 compounds from early-stage development to market, reaching millions of people around the world. Prior to joining Gilead in 1993, Dr. Yang worked at Syntex Corporation from 1980 where she contributed to the development and commercialization of more than 10 medicines. Dr. Yang serves on the board of directors of Kronos Bio, Inc. since 2021 and Brii Biosciences since 2022. Dr. Yang was a member of the Expert Scientific Advisory Committee of Medicines for Malaria Venture from 2020 to 2023, and is a member of the scientific advisory board of Sionna Therapeutics since 2022. Dr. Yang received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California. Dr. Yang was inducted as a fellow of the American Institute for Medical and Biological Engineering in 2021 and elected a member of the National Academy of Engineering in 2022.

Relevant Expertise

We believe Dr. Yang’s extensive management experience and internationally recognized scientific expertise in the pharmaceutical industry qualify her to serve on our board of directors.

Other Public Company Boards

Kronos Bio, Inc.

Brii Biosciences Limited

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, relevant identified transactions, employment and affiliations, including family relationships, the board of directors has determined that none of Mr. Profusek, Mr. Bancroft and Drs. Levy, Dahiyat, Yang or Baker, representing six of our seven directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that

2024 PROXY STATEMENT	13

each of these directors is an “independent director” as defined under the rules of Nasdaq. The board of directors reviews on an annual basis the independence standards for those committees established by applicable SEC rules and the rules of Nasdaq and has also determined that (i) Mr. Bancroft (chair), and Drs. Dahiyat and Yang, who currently comprise our audit committee, (ii) Dr. Baker (chair), and Messrs. Bancroft and Profusek, who currently comprise our compensation committee, and (iii) Mr. Profusek (chair), Drs. Baker and Levy, and Mr. Bancroft, who comprise our nominating and corporate governance committee, satisfy such standards. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Dr. Perlroth, our Chief Executive Officer, is also the Chair of our board of directors. Our board of directors believes that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership, providing a single, clear chain of command to execute our strategic initiatives and business plan and acting as a bridge between management and our board of directors and is thus in our best interests and those of our stockholders. Dr. Perlroth co-founded our company, and our board of directors believes that Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations and strategy make him well qualified to serve as Chairman of our board.

Mr. Profusek serves as our lead independent director. As lead independent director, Mr. Profusek presides over executive sessions conducted in meetings of our independent directors, serves as a liaison between senior management and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

Our board of directors held 9 meetings in 2023 (including regularly scheduled and special meetings) and no incumbent director attended fewer than 85% of the total number of meetings of the board of directors and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, all directors attended our 2023 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Committee	Members at the End of 2023	Meetings Held in 2023
Audit	Charles A. Bancroft (chair) Bassil I. Dahiyat, Ph.D. Taiyin Yang, Ph.D.	5
Compensation	Felix J. Baker, Ph.D. (chair) Charles A. Bancroft Robert A. Profusek, J.D.	5
Nominating and Corporate Governance	Robert A. Profusek, J.D. (chair) Felix J. Baker, Ph.D. Richard S. Levy, M.D. Charles A. Bancroft	3

Audit Committee

The current members of our audit committee are Mr. Bancroft, Drs. Dahiyat and Yang. Mr. Bancroft is the chair of the audit committee. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the independence and financial literacy requirements of Nasdaq. Our board of directors has determined that each of Mr. Bancroft and Dr. Dahiyat are audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;

14	2024 PROXY STATEMENT

•	oversee the work of our independent registered public accounting firm;

•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent registered public accounting firm;

•	review our consolidated financial statements and review our critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls;

•

review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports; and

•

establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee met five times in 2023. A copy of the Audit Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview.

Compensation Committee

The current members of our compensation committee are Dr. Baker and Messrs. Bancroft and Profusek. Dr. Baker is the chair of our compensation committee. The members of our compensation committee meet the independence requirements established by Nasdaq listing standards and SEC rules. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	establish and administer our non-employee director compensation;

•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;

•	evaluate the performance of our named executive officers in light of established goals and objectives;

•	recommend or approve, as applicable, compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.

Our compensation committee met five times in 2023. A copy of the Compensation Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Messrs. Profusek and Bancroft and Drs. Baker and Levy. The chair of the nominating and corporate governance committee is Mr. Profusek. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;

2024 PROXY STATEMENT	15

•	review and make recommendations with regard to our corporate governance guidelines;

•	review, assess and make recommendations to our board of directors with regards to social responsibility, environmental and sustainability matters; and

•	oversee our board of directors’ self-evaluation process.

Our nominating and corporate governance committee met three times in 2023. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, gender, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our company’s business and other commitments. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations.

Board Diversity

AGE	GENDER	RACE/ETHNICITY

BOARD SIZE AND INDEPENDENCE	BOARD TENURE

16	2024 PROXY STATEMENT

Board Diversity Matrix

The Company and the Board are committed to continue seeking director candidates who would further increase the Board’s diversity. The Company considers diversity more broadly than as defined in Nasdaq standards. The Board currently has one Middle Eastern member, who is classified as “white” in the matrix below pursuant to Nasdaq standards.

For further details, please refer to the following matrix:

Board Size:	As of April 5, 2024
Total Number of Directors	7
Gender:	Female	Male
Number of Directors Based on Gender Identity	1	6
Number of Directors Who Identify in Any of the Categories Below:
Asian	1	-
White	-	6

Stockholder Recommendations for Board Nominations

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate and the nominating stockholder, including with respect to any holdings of our securities, and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Kodiak Sciences Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304. For our 2025 annual meeting of stockholders, notice must be received by us no earlier than February 7, 2025, and no later than March 9, 2025. The notice must set forth the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Kodiak Sciences Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304. All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at ir.kodiak.com/corporate-governance/governance-overview. We will post amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics or waivers of the same for directors and executive officers on the same website.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including risks arising out of our business generally. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible

2024 PROXY STATEMENT	17

for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions with committee members about such risks Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Prohibitions on Hedging and Transactions Involving Equity or Derivative Securities

Our insider trading policy prohibits our non-employee directors, officers, employees, consultants, contractors and agents from among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2023. Directors who are also our employees receive no additional compensation for their service as a director. During 2023 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee. Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.”

Name	Fees Earned or paid in Cash(1)	Option Awards(2)	Total
Felix J. Baker, Ph.D.(3)	$—	$161,896	$161,896
Charles A. Bancroft(4)	77,500	161,896	239,396
Bassil I. Dahiyat, Ph.D.(5)	55,000	161,896	216,896
Richard S. Levy, M.D.(6)	50,000	161,896	211,896
Robert A. Profusek, J.D.(7)	86,500	161,896	248,396
Taiyin Yang, Ph.D.(8)	55,000	161,896	216,896

(1)	Represents fees earned during 2023.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2023. These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without regard to estimated forfeitures. For a discussion of valuation assumptions, see Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 28, 2024.

(3)

Dr. Baker, who beneficially owns 33% of our common shares outstanding as of April 1, 2024, does not accept cash compensation for service as a director. As of December 31, 2023, Dr. Baker held options for the purchase of 108,356 shares of common stock, 68,356 of which were vested as of such date.

(4)	As of December 31, 2023, Mr. Bancroft held options for the purchase of 88,765 shares of common stock, 48,765 of which were vested as of such date.
(5)	As of December 31, 2023, Dr. Dahiyat held options for the purchase of 133,356 shares of common stock, 93,356 of which were vested as of such date.
(6)	As of December 31, 2023, Dr. Levy held options for the purchase of 158,356 shares of common stock, 118,356 of which were vested as of such date.
(7)	As of December 31, 2023, Mr. Profusek held options for the purchase of 158,356 shares of common stock, 118,356 of which were vested as of such date.
(8)	As of December 31, 2023, Dr. Yang held options for the purchase of 86,640 shares of common stock, 46,640 of which were vested as of such date.

Outside Director Compensation Policy

Our board of directors has approved a compensation policy for our non-employee directors (the “Outside Director Compensation Policy”), effective June 24, 2023. For purposes of the Outside Director Compensation Policy, our board of directors has classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors receive compensation under the Outside Director Compensation Policy. Non-employee directors receive compensation in the form of equity and cash under the Outside Director Compensation Policy, as described below. We believe our Outside Director Compensation Policy provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee

18	2024 PROXY STATEMENT

directors. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy. Director compensation is typically reviewed on an annual basis.

Cash Compensation

Position	2023 Annual Cash Retainer

Base Fee	$45,000	(1)

Lead Independent Director	$24,000

Chair Fee

Audit Committee	$20,000

Compensation Committee	$15,000

Nomination and Corporate Governance Committee	$10,000

Committee Member Fee

Audit Committee	$10,000

Compensation Committee	$7,500

Nomination and Corporate Governance Committee	$5,000

(1)	For service as a non-employee director.

Equity Compensation

Initial Options. Subject to the limits on compensation paid to non-employee directors set forth in our 2018 Equity Incentive Plan (the “2018 Plan”), under the Outside Director Compensation Policy, each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date fair value of approximately $905,800, which option will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits on compensation paid to non-employee directors set forth in the 2018 Plan, under the Outside Director Compensation Policy, each non-employee director is granted an annual option on June 30th of each year (or the preceding trading day, if June 30th is not a trading day) to purchase 40,000 shares of our common stock (in June 2022, non-employee directors received an option to purchase 25,000 shares), provided that such director has served on our board of directors for at least the preceding 12 months as of the grant date. Each non-employee director who has served on our board of directors for less than 12 months preceding the grant date will receive a prorated award based on the number of days during the prior 12 months such director has served on our board of directors. Each annual option will fully vest and become exercisable on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the annual meeting of our stockholders that occurs in the fiscal year following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control of the Company, and unless otherwise agreed, each non-employee director will fully vest in such director’s outstanding equity awards, including any initial option or annual option, provided that such director continues to be a non-employee director through such date.

2024 PROXY STATEMENT	19

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules (a “say-on-pay” vote).

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the section titled Executive Compensation, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (1) to attract and retain talented and skilled executives by paying for performance and (2) to align the compensation of our named executive officers with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the section titled Executive Compensation, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors, the compensation committee or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the board of directors and the compensation committee, and accordingly the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present online or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the board of directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2025 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” the advisory approval of our named executive officer compensation.

20	2024 PROXY STATEMENT

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers, including their ages as of April 5, 2024. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Victor Perlroth, M.D.	51	Chief Executive Officer and Chairman of the Board
John A. Borgeson	62	Executive Vice President, Chief Financial Officer and Secretary

There are no family relationships among any of the directors or executive officers.

Executive Officers

Victor Perlroth, M.D. See “Board of Directors and Corporate Governance —Director Nominees for Election” for Dr. Perlroth’s biographical information.

John A. Borgeson joined Kodiak in January 2016 and currently serves as Executive Vice President, Chief Financial Officer and Secretary. Mr. Borgeson brings over 30 years of pharmaceutical industry experience in finance, strategy and operations on a global scale. From January 2013 to December 2015, Mr. Borgeson led finance and administration for a portfolio of private biotech companies, including ALX Oncology. Previously, Mr. Borgeson was a Vice President of Finance at Pfizer Inc. and a member of Pfizer’s Global Finance and Business Operations Leadership Team. Mr. Borgeson’s roles at Pfizer included finance head for Pfizer’s biotherapeutics and bioinnovation group and corporate tax executive with responsibility for the United States and Europe. Mr. Borgeson started his career as an auditor with Ernst & Young and is a certified public accountant (inactive). He has an M.B.A. from R.I.T. and an undergraduate degree from the School of Management at the University at Buffalo (S.U.N.Y.).

2024 PROXY STATEMENT	21

EXECUTIVE COMPENSATION

In reviewing this section, please note that, we are a “smaller reporting company” as defined in the Exchange Act and are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402(b) of Regulation S-K. The following compensation disclosure is intended to comply with requirements applicable to smaller reporting companies. The disclosure in this section is intended to supplement the SEC-required disclosure and is not a Compensation Discussion and Analysis.

Overview

This section discusses our executive compensation program and policies and how and why our compensation committee arrived at specific compensation decisions for our “named executive officers” (also referred to herein as our “NEOs”) consisting of (i) the individuals listed and pictured below, who were the only individuals serving as our executive officers at the end of 2023, and (ii) Jason Ehrlich, M.D., Ph.D., our former Chief Medical Officer and Chief Development Officer, who resigned from the Company effective August 25, 2023.

Victor Perlroth, M.D. Chief Executive Officer and Chairman of the Board	John A. Borgeson Executive Vice President, Chief Financial Officer and Secretary

The important features of our executive compensation program include the following:

•

A substantial portion of our executive compensation is delivered through variable incentives that are “at risk”. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2023, approximately 73% of our Chief Executive Officer’s total reported compensation and approximately 70% of our Chief Financial Officer’s total reported compensation was at risk, consisting of annual bonuses and long-term incentive compensation granted in the form of stock options to purchase shares of our common stock, as reported in the “2023 Summary Compensation Table.”

22	2024 PROXY STATEMENT

*Dr. Ehrlich’s compensation is not reflected in the pay mix charts above because he resigned from the Company prior to the end of our 2023 fiscal year.

•

Our executive bonuses are entirely dependent on meeting corporate objectives. Our named executive officers’ annual bonus opportunities are entirely dependent upon our achievement of annual corporate objectives established each year. For 2023, our named executive officers received annual bonuses equal to 95% of their target annual bonus opportunity based on our performance as measured against the pre-established corporate goals for 2023.

•

We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of each named executive officer’s compensation package. We have historically granted equity awards primarily in the form of stock options. These awards strongly align our named executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our named executive officers to remain in our long-term employ. Stock options are also the predominant vehicle among biopharmaceutical companies at our stage of development, and the most prevalent type of equity award used by our peer companies. The Company also grants RSU awards as part of the equity award mix from time to time, which we believe improves the balance and risk profile of our executive compensation program, in addition to further incentivizing retention and aligning our named executive officers’ interest with those of our stockholders.

•

Change in control benefits are limited to double-trigger payments which require termination of employment other than for cause or resignation for good reason in connection with a change in control of the Company to trigger payments.

•

We do not provide our named executive officers with any excise tax reimbursement (including “gross up”) payments in connection with any payments or benefits received upon a change in control of the Company.

•

We do not provide our named executive officers with any special health or welfare benefits. Our named executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

Our compensation committee has retained an independent third-party compensation consultant for guidance in analyzing our executive compensation program and making compensation decisions, including market practices, so that our compensation committee can regularly assess our individual compensation packages and total compensation programs against our peer companies, the competitive marketplace and other relevant industry data points.

•	The equity awards granted to our named executive officers have multiple-year vesting requirements, consistent with our retention objectives.

Overview of Our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•	align our executives’ interests with those of our stockholders through long-term incentives linked to specific performance.

2024 PROXY STATEMENT	23

Our executive compensation program generally consists of, and is intended to strike a balance among, three principal components: base salary, annual bonuses and long-term incentive compensation in the form of equity awards. We also provide our named executive officers with severance and change in control payments and benefits, as well as other benefits available to all our employees, including retirement benefits under our Section 401(k) plan and participation in our employee health and welfare benefit plans. The following chart summarizes the objectives and key features of the three primary elements of compensation.

Element of Compensation	Objectives	Key Features

Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by the compensation committee’s compensation consultant.

Annual Bonus (“at-risk” cash)	Motivates and rewards our named executive officers for attaining rigorous annual corporate performance goals that relate to our key business objectives.	Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the compensation committee and our board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the pre-established corporate performance objectives.

Long-Term Incentive: Long-Term Performance Incentive Plan (“LTPIP”) stock options (“at-risk” equity)	Motivates our named executive officers and eligible employees to create significant stockholder value through a combination of stock price triggers and operational milestones.	Named executive officers and eligible employees were provided a one-time opportunity to ‘buy-in’ to the 2021 LTPIP via an election and agreement to forgo up to 75% of their annual equity incentive awards for seven years from FY 2021-2028. In return, participants received a one-time grant of performance-based stock options that could potentially provide up to three times more value than the forgone annual equity incentive awards as of 2021. The 2021 LTPIP performance-based stock options vest based on the achievement of certain stock price targets and operational milestones, subject to the recipient’s continued employment, during a seven-year performance period.

Long-Term Incentive: Performance stock options (“at-risk” equity)	Motivates our named executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our named executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.	Earned portions of the awards begin vesting once the performance milestone is achieved and then vest through the remainder of the seven-year period in equal monthly increments, ensuring a true long-term incentive program.

Long-Term Incentive: Service-based stock options (“at-risk” equity)	Motivates our named executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.	Stock options have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. The ultimate value realized, if any, depends on the appreciation of our common stock price and if our stock price does not appreciate, there is no value realized by our executive officers. Stock options may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals.

24	2024 PROXY STATEMENT

Element of Compensation	Objectives	Key Features

Long-Term Incentive: RSU awards (“at-risk” equity)	Motivates our named executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our named executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.	RSU awards may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals; the ultimate value realized varies with our common stock price.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our named executive officers, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

In determining the aggregate size of equity grants in any given year, the compensation committee (or our board of directors in the case of our Chief Executive Officer) generally considers the same factors described above under “Base Salary” with respect to performance during the prior fiscal year, as well as the criticality of the executive officer to the long-term achievement of corporate goals. The compensation committee also considers the impact of dilution by reviewing overall share utilization and usage.

We do not have any formal policies for allocating compensation among base salary, annual bonus awards and equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation package for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of target bonus opportunities and long-term equity awards, in order to align the named executive officers’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the compensation committee generally considers each named executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target total cash compensation and long-term equity awards (valued based on an approximation of grant date fair value).

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee reviews and oversees our executive compensation program, policies and plans, and it reviews and determines the compensation to be paid to our named executive officers. In making its executive compensation determinations, the compensation committee considers recommendations from our Chief Executive Officer for our named executive officers other than himself. In making his recommendations, our Chief Executive Officer receives internal input from our management team and has access to various third-party compensation surveys and compensation data provided by the compensation consultant to the compensation committee, as described below. While our Chief Executive Officer discusses his recommendations for the other named executive officers with the compensation committee, he is not present and does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, as well as members of our management team may also attend compensation committee meetings from time to time and may take part in

2024 PROXY STATEMENT	25

discussions of executive compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers present (other than our Chief Executive Officer as described above). The compensation committee makes recommendations to the full board of directors with respect to its determination of compensation and benefits to our Chief Executive Officer.

The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, annual bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur during the year for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate its authority to approve named executive officer compensation. The compensation committee does not maintain a formal policy for the timing of equity awards to our named executive officers; awards are generally approved at a meeting of the compensation committee approximately midway through each year.

Role of Our Compensation Consultant

The compensation committee has the authority to retain compensation consultants to assist it in fulfilling its responsibilities. For purposes of evaluating 2023 compensation for each of our named executive officers and making 2023 compensation decisions, the compensation committee retained Compensia, Inc., a national compensation consulting firm, to assist the compensation committee in reviewing our executive compensation program and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

During 2023, Compensia assisted the compensation committee in developing a group of peer companies to use as a reference in making compensation decisions, developing the compensation committee’s executive pay philosophy, evaluating current pay practices and considering different compensation programs and compensation and corporate governance best practices. As described further below, Compensia also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and equity awards against competitive market practices. Compensia reports directly to the compensation committee, which maintains the authority to direct Compensia’s work and engagement, and advises the compensation committee and our human resources department from time to time. Compensia interacts with management to gain access to Company information that is required to perform its services and to understand the culture and policies of our organization. The compensation committee and Compensia meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding our Chief Executive Officer’s compensation.

Our compensation committee has assessed the independence of Compensia pursuant to the applicable Nasdaq listing standards and SEC rules, and concluded that Compensia is independent and that the work of Compensia has raised no conflict of interest that would prevent Compensia from independently representing the compensation committee.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Compensia as described below, including information relating to the compensation for executive officers in the biopharmaceutical industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2023, Compensia examined our compensation philosophy and selected companies that would be appropriate peers based on geography, industry focus, stage of development and market capitalization. Specifically, companies were selected with the following parameters:

•	Geography: We focused on biopharmaceutical companies listed on a U.S. national securities exchange with preference for companies with U.S. headquarters.

•	Industry Focus: We focused on biopharmaceutical companies employing platform technologies to develop high complexity drugs and / or treating complex or high prevalence diseases.

•	Stage of development: We focused on companies conducting at least one registrational study or early commercial (less than $200 million in annual revenue) companies.

26	2024 PROXY STATEMENT

•	Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to nine times our market capitalization at the time of evaluation.

Based on these criteria, for 2023, Compensia recommended, and our compensation committee approved, the following peer group for use in analyzing 2023 compensation:

• AbCellera Biologics	• IVERIC bio
• Allakos	• Mersana Therapeutics
• Allogene Therapeutics	• Nektar Therapeutics
• Annexon	• Ocular Therapeutix
• Apellis Pharmaceuticals	• Prelude Therapeutics
• Denali Therapeutics	• REGENXBio
• Fate Therapeutics	• TG Therapeutics
• FibroGen	• Viridian Therapeutics
• Iovance Biotherapeutics

Using the peer companies listed above, Compensia prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, 60th and 75th percentiles of the market data) with respect to base salary, annual bonuses, equity awards (valued based on an approximation of grant date fair value and as an ownership percentage), target total cash compensation (including base salary and the target annual bonus) and target total direct compensation (total target cash compensation and equity compensation).

The compensation committee reviews these market data reference points and structures each component of compensation (including target total direct compensation) to be competitive with the market. However, the market data is only one of the factors that the compensation committee considers in making compensation decisions, and therefore, individual named executive officer compensation may fall above or below these general guidelines.

Factors Used in Determining Executive Compensation

Our compensation committee sets the compensation of our named executive officers at levels it determines to be competitive and appropriate for each named executive officer, using the professional experience and judgment of compensation committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the following factors:

•	Company performance and existing business needs;

•	Each named executive officer’s individual performance, scope and complexity of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

•	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and

•	The recommendations of compensation consultants on compensation policy determinations for our executive officers.

2023 Advisory Vote on Executive Compensation

A substantial majority (approximately 86%) of the votes cast at the 2023 annual meeting of stockholders approved the compensation of our named executive officers described in our 2023 proxy statement. Our compensation committee reviewed the results of the 2023 stockholder advisory vote on NEO compensation as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority of our stockholders at the 2023 annual meeting of stockholders voted to approve the compensation of our named executive officers, our compensation committee did not implement changes to our executive compensation program as a direct result of the stockholder advisory vote.

2024 PROXY STATEMENT	27

2023 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries in June 2023, the compensation committee first assessed current base salary levels against the competitive market analysis prepared by Compensia and determined that certain of our named executive officers trailed the 50th percentile of our 2023 compensation peer group. Accordingly, the compensation committee increased the base salaries of the named executive officers to the amounts necessary to set their 2023 base salaries at approximately the 50th percentile of the competitive market data.

Executive	2023 Base Salary as of July 1, 2023	Percentage Increase in Base Salary from July 1, 2022
Victor Perlroth, M.D.	$738,150	5.0%
John A. Borgeson	$509,250	5.0%

As reported in the “2023 Summary Compensation Table” below, Dr. Ehrlich received an aggregate of $332,850 in base salary for his service in 2023 through his resignation from employment with the Company effective August 25, 2023.

Annual Bonuses

In early 2024, our compensation committee approved our 2023 annual bonus program. The 2023 annual bonus each named executive officer was eligible to receive was based on the individual’s target bonus, calculated as a percentage of base salary, or target bonus percentage, and the extent to which we achieved the corporate objectives that our board of directors established for the year. There is no specified minimum or maximum bonus percentage or amount established for the named executive officers.

Specifically, the compensation committee determined that the 2023 target bonus percentage should remain at 65% for Dr. Perlroth and 45% for Mr. Borgeson. The compensation committee’s decision regarding 2023 target bonus percentages for our NEOs was based on a review of a competitive market analysis prepared by Compensia, as well as an assessment of target bonus percentages appropriate to align us competitively with our 2023 compensation peer group.

In connection with establishing the 2023 annual bonus program, the compensation committee approved the corporate goals identified in the table below. In selecting these goals, the compensation committee believed that they were appropriate drivers for our business, as they supported tarcocimab clinical development and advanced our research and discovery pipeline, all while maintaining a solid financial position, which together, would enhance stockholder value. At the time the 2023 corporate goals were set, the compensation committee and management believed that such goals were challenging and achieving them would require not only continued strong research and product development success as well as prudent fiscal and legal management, but also a high level of effort and execution on the part of our named executive officers.

The compensation committee also applied a performance weighting to each goal relative to the overall performance of the Company to reflect the prioritization of key business objectives in the table below. No specific individual objectives were established for any of our named executive officers for 2023, so our named executive officers’ 2023 annual bonuses were entirely dependent on the achievement of our 2023 corporate goals.

28	2024 PROXY STATEMENT

During 2023, management reported regularly to the compensation committee on the status of our performance against these goals and in January 2024, the compensation committee evaluated our performance in relation to the 2023 goals.

After consideration of such performance, the compensation committee concluded that 2023 was a year of important learnings and advancements during which the Company achieved the majority of our pre-established corporate goals, as further described in the table below. The table below describes each corporate goal as well as the achievements related to each goal.

Corporate Goal	2023 Achievements	Weighting
Advance tarcocimab Phase 3 clinical studies across the primary endpoints for GLEAM, GLIMMER, GLOW1 and DAYLIGHT. Advance clinical regulatory towards BLA readiness.	During 2023, the Company advanced four Phase 3 pivotal studies of tarcocimab through primary endpoints: Phase 3 GLEAM and GLIMMER studies in diabetic macular edema (“DME”), Phase 3 DAYLIGHT study in wet age-related macular degeneration (“wet AMD”), and Phase 3 GLOW1 study in non-proliferative diabetic retinopathy (“NPDR”). Of these four studies, DAYLIGHT and GLOW1 met their primary endpoints. In addition, the Company also announced positive one-year results from the Phase 3 BEACON study in retinal vein occlusion (“RVO”). Rating: Partially achieved goal	25%
Advance tarcocimab manufacturing and controls to support BLA submission and commercial supply.	During 2023, the Company worked together with Lonza and regulatory authorities to obtain approval for Ursus, our custom-built commercial scale manufacturing facility. We also released our first commercial scale cGMP batch of tarcocimab in July 2023. In addition, we advanced manufacturing of the go-to-market formulation for tarcocimab that improves the manufacturability in a prefilled syringe and may also enhance the utility of the product. Rating: Exceeded goal	25%
Advance tarcocimab nonclinical development towards BLA readiness.	In 2023, the Company advanced tarcocimab nonclinical development towards BLA readiness. Rating: Achieved goal	5%
Advance KSI-501 clinical development into Phase 1 including multiple dose evaluation and develop further clinical development concepts. Advanced KSI-501 CMC to ensure clinical supply and towards scale-up formulation development.

In 2023, we initiated and completed the Phase 1 multiple-ascending dose study of KSI-501 with 16 DME patients dosed. Results from the study were presented at a medical conference in the first quarter of 2024.

We also expanded the KSI-501 development program with the launch of the KSI-101 (formerly KSI-101P) program in 2023. KSI-101 is the unconjugated anti-IL-6 and VEGF trap bispecific protein portion of KSI-501. KSI-101 represents a market opportunity outside the established anti-VEGF class and, being independent of our ABC Platform, the molecule will have a development path separate from our ABC medicines, tarcocimab and KSI-501.

In addition, we progressed the manufacturing of KSI-501 and KSI-101 in 2023. We successfully manufactured cGMP batches of KSI-501 with the enhanced formulation as informed from tarcocimab’s commercial manufacturing scale up, in preparation for clinical studies that are planned to be initiated in 2024.

Rating: Exceeded goal

		15%
Advance triplet technology platform development across various components. Advance digital health technology platform with continued improvement of hardware and software of the VETi (Visual Engagement Technology and Imager) platform.	We advanced the “duet” and “triplet” technology platform towards initial clinical product concepts. We advanced the VETi (Visual Engagement Technology and Imager) platform towards readiness for initial clinical testing. Rating: Achieved goal	15%
Advance corporate development initiatives, including: - Evaluating critically and creatively avenues for cash preservation in support of Company priorities. - Maintain and expand team capabilities in accordance with operational need.	Ended 2023 with $285.5 million of cash and cash equivalents, which we believe is sufficient to fund our operations into 2026. Retained key team members and expanded team capabilities to further our clinical programs and early discovery pipeline. Rating: Achieved goal	15%

2024 PROXY STATEMENT	29

As shown in the table below, based on our performance relative to the 2023 corporate goals, the compensation committee awarded each of our named executive officers (other than Dr. Ehrlich) an annual bonus equal to 95% of his target bonus opportunity for 2023. Due to his resignation from the Company effective August 25, 2023, Dr. Ehrlich did not receive a 2023 annual bonus.

Named Executive Officer	2023 Target Bonus(1)	2023 Actual Bonus

Victor Perlroth, M.D.	$468,468	$445,044

John A. Borgeson	$223,751	$212,564

(1)	These amounts are based on actual base salaries paid during 2023, which reflect the mid-year adjustments to the named executive officers’ respective base salaries.

Long-Term Incentive Compensation

In June 2023, our compensation committee granted an annual service-based equity award to each of our NEOs in the form of an option to purchase common stock.

In determining the form of the annual equity awards for our NEOs, the compensation committee took into consideration both the practices of the companies in our compensation peer group and competitive market data provided by its compensation consultant. The compensation committee determined that the 2023 equity awards would be in the form of service-based stock options.

To determine the value of these equity awards, the compensation committee considered a competitive market analysis of long-term incentive compensation prepared by Compensia using the 60th percentile of the competitive market data as the starting point and then adjusting the value of the annual equity awards as it deemed appropriate in its discretion. In addition, the size of the option award ultimately awarded to each NEO in 2023 was reduced to reflect the elections our NEOs made in connection with the 2021 LTPIP. In October 2021, our NEOs received stock options under the 2021 LTPIP, which vest subject to the achievement of certain stock price goals and operational milestones (and subject to their continued employment) during a seven-year performance period. In connection with receiving these awards, each NEO agreed to forgo a corresponding percentage of the annual equity incentive awards they would otherwise have received for the seven-year period from 2021 to 2028. As a result, Dr. Perlroth’s 2023 annual option award was reduced by 75%, Mr. Borgeson’s 2023 annual option award was reduced by 50%, and Dr. Ehrlich’s 2023 annual option award was reduced by 50%. These stock options vest monthly over a four-year period, subject to the NEO’s continued service with us through the applicable vesting date.

The table below shows the 2023 annual service-based equity awards approved by the compensation committee for each of our named executive officers and the final awards, after giving effect to each individual’s 2021 LTPIP election to forego a portion of the awards as described above.

Named Executive Officer:	2023 Stock Option Grant (# of shares)

Victor Perlroth, M.D.	335,000

John A. Borgeson	207,500

Jason Ehrlich, M.D., Ph.D. (1)	207,500

(1)	Dr. Ehrlich forfeited the unvested portion of his 2023 stock option grant upon his resignation from the Company effective August 25, 2023.

Timing of Equity Awards

Annual grants of equity awards to our named executive officers are generally determined and approved at compensation committee meetings, with such meeting date typically serving as the grant date. However, the compensation committee may sometimes approve the grant of equity awards to our named executive officers and other employees in advance of its next scheduled meeting, either at a special meeting or by unanimous written consent, in connection with certain new hires, promotions and other circumstances where the compensation committee deems it appropriate to grant such awards. The grant dates for these equity awards are typically the same date that a newly hired executive officer begins employment or the effective date of an executive officer’s promotion, as applicable. All stock options are granted with an

30	2024 PROXY STATEMENT

exercise price that is not less than the closing price of our common stock on the grant date. We have no plan or practice to time option grants in coordination with the release of non-public information, and we do not time the release of non-public information to affect the value of executive compensation.

Other Features of Our Executive Compensation Program

Employment Agreements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers upon their initial commencement of employment with us. Each of our named executive officers is employed “at will” and may be terminated at any time for any reason. All of our named executive officers are eligible for severance and change in control payments and benefits pursuant to the terms of their respective employment agreements, the terms of which are described below under “Severance and Change in Control Payments and Benefits” and “Executive Employment Contracts and Change in Control Arrangements.”

Severance and Change in Control Payments and Benefits

The employment agreements with our named executive officers provide for certain severance payments and benefits (cash payments, payments for benefits continuation and equity acceleration) upon a termination of employment without cause or resignation for good reason, either outside of or within the three months prior to or 24 months following a corporate transaction. We do not provide any excise or other tax reimbursement (including “gross up”) payments in connection with severance or change in control transactions. Our compensation committee periodically reviews the severance payments and benefits that we provide, including by reference to market data, to ensure that the payments and benefits remain appropriately structured and at reasonable levels. The compensation committee believes that severance protection payments and benefits are necessary to provide stability among our named executive officers, serve to focus our named executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance payments and benefits for each of our named executive officers is provided below under “Executive Employment Contracts and Change in Control Arrangements.”

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including base salary earned and accrued paid time-off.

Section 401(k) Plan and Health Benefits

We maintain a Section 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our named executive officers, are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. Effective January 1, 2019, we amended the Section 401(k) plan to provide employer matching contributions of 100% of employee contributions up to a maximum of $10,250. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are generally not taxable to the employee until distributed from the Section 401(k) plan, and all contributions are deductible by us when made. The Section 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

In addition, we provide health benefits to our named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

Perquisites and Other Personal Benefits

We generally do not offer perquisites or personal benefits to our named executive officers, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses or other benefits to our named executive officers as our compensation committee determines appropriate. In 2023, we paid Dr. Ehrlich a monthly housing and travel allowance, while employed by the Company, as reported in the “2023 Summary Compensation Table.” The compensation committee determined that such benefits were a reasonable and necessary component of Dr. Ehrlich’s compensation.

Accounting and Tax Considerations

Under FASB ASC Topic 718 (“ASC 718”), the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

2024 PROXY STATEMENT	31

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Recovery (“Clawback”) Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Effective October 2, 2023, we implemented the Incentive Compensation Recoupment Policy, a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy.

2023 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2023 and 2022.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)(4)	Total
Victor Perlroth, M.D(3) Chief Executive Officer and Chairman of the Board	2023	$720,575	$—	$1,548,605	(6)	$445,044	$10,844	$2,725,068
	2022	691,000	—	1,915,745	(6)	381,832	10,844	2,999,421
John A. Borgeson(4) Executive Vice President, Chief Financial Officer and Secretary	2023	497,125	—	959,210	(6)	212,564	10,802	1,679,701
	2022	475,000	—	839,981	(6)	181,719	10,802	1,507,502
Jason Ehrlich, M.D., Ph.D.(5) Former Chief Medical Officer and Chief Development Officer	2023	332,850	—	959,210	(6)	—	107,828	1,399,888
	2022	496,500	—	839,981	(6)	189,935	99,381	1,625,797

(1)

The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted under the 2018 Plan. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

Amounts for 2023 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals and other factors deemed relevant by our Board and compensation committee. For additional details regarding our 2023 annual bonus program, see discussion above under “Executive Compensation—2023 Executive Compensation Program—Annual Bonuses.”

(3)

“All Other Compensation” for Dr. Perlroth includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(4)	“All Other Compensation” for Mr. Borgeson includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums.
(5)

Dr. Ehrlich resigned from the Company effective August 25, 2023. “All Other Compensation” for Dr. Ehrlich includes matching of contributions made under the Company’s Section 401(k) plan, term life insurance premiums, amounts paid to Dr. Ehrlich relating to his housing and travel allowance, while employed by the Company, and amounts paid for accrued paid time-off upon Dr. Ehrlich’s termination.

(6)

In order to participate in the LTPIP, each NEO had to “opt-in” and agree to forgo a corresponding percentage of annual equity incentive awards for years 2021-2028. As reflected, Dr. Perlroth’s 2023 annual incentive awards were reduced by 75%, and Mr. Borgeson’s and Dr. Ehrlich’s 2023 annual incentive awards were reduced by 50%.

32	2024 PROXY STATEMENT

2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2023.

		Option Awards							Stock Awards

		Number of Securities Underlying Option (#)							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)(8)
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Victor Perlroth, M.D.	7/1/2023	34,895	300,105	(3)(4)	—		$7.24	6/23/2033	—		$—
	7/1/2022	115,104	209,896	(3)(4)	—		8.15	7/5/2032	—		—
	2/16/2022	42,500	17,500	(3)(6)	—		131.44	2/21/2031	—		—
	10/13/2021	—	—		2,177,334	(3)(11)	88.21	10/13/2031	—		—
	6/30/2021	37,656	22,594	(3)(4)	—		88.21	8/11/2031	—		—
	6/11/2021	83,887	27,963	(3)(7)	—		73.51	12/30/2029	—		—
	6/30/2020	216,560	30,938	(3)(4)	—		54.12	6/29/2030	—		—
	12/30/2019	241,500	—	(3)(4)	—		73.51	12/29/2029	—		—
	7/16/2019	241,500	—	(3)(4)	—		14.23	7/15/2029	—		—
	10/3/2018	540,791	—	(1)(2)	—		10.00	9/30/2028	—		—
	3/1/2018	600,000	—	(2)(3)(4)	—		5.38	4/2/2028	—		—
	9/8/2015	300,000	—	(2)(3)(4)	—		1.04	6/22/2026	—		—
John A. Borgeson	7/1/2023	21,614	185,886	(4)	—		7.24	6/23/2033	—		—
	7/1/2022	50,468	92,032	(4)	—		8.15	7/5/2032	—		—
	2/16/2022	10,625	4,375	(6)	—		131.44	2/21/2031	—		—
	10/13/2021	—	—		500,000	(11)	88.21	10/13/2031	—		—
	6/30/2021	15,625	9,375	(4)	—		88.21	8/11/2031	—		—
	6/15/2021	—	—		—		—	—	3,750	(7)	11,400
	6/11/2021	14,437	4,813	(7)	—		73.51	12/30/2029	—		—
	6/11/2021	—	—		—		—	—	3,025	(10)	9,196
	6/30/2020	40,392	5,771	(4)	—		54.12	6/29/2030	—		—
	6/15/2020	—	—		—		—	—	3,619	(7)	11,002
	12/30/2019	67,500	—	(4)	—		73.51	12/29/2029	—		—
	7/16/2019	67,500	—	(4)	—		14.23	7/15/2029	—		—
	10/3/2018	161,662	—	(1)(2)	—		10.00	9/30/2028	—		—
	3/1/2018	200,000	—	(2)(4)	—		5.38	4/2/2028	—		—
	1/1/2016	88,614	—	(2)(3)(4)	—		1.04	6/22/2026	—		—
Jason Ehrlich, M.D., Ph.D.(9)	—	—	—		—		—	—	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Contracts and Change in Control Arrangements” below for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(6)

Vests as to 25% of the shares on the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service on the applicable vesting date.

(7)	Vests over four years in equal annual installments.
(8)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price ($3.04) of our common stock on December 29, 2023, the last trading day of the year, as reported by Nasdaq.

2024 PROXY STATEMENT	33

(9)	Dr. Ehrlich’s employment with the Company terminated in August 2023 and as such, he had no equity awards outstanding as of December 31, 2023.
(10)

Vests as to 25% of the shares on the vesting commencement date, with the remainder vesting in annual installments over the following 3 years, subject to continued service through the applicable vesting date.

(11)	Vesting conditions applicable to the 2021 LTPIP awards.

Executive Employment Contracts and Change in Control Arrangements

Victor Perlroth, M.D.

Our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $738,150 and he is eligible for an annual incentive payment equal to 65% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Dr. Perlroth in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months of base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity awards as of December 31, 2023, see the “2023 Outstanding Equity Awards at Fiscal Year-End Table,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

Our Executive Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $509,250, and he is eligible for an annual incentive payment equal to 45% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Mr. Borgeson in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity awards as of December 31, 2023, see the “2023 Outstanding Equity Awards at Fiscal Year-End Table,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

Our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary was $529,200, and he was eligible for an annual incentive payment equal to 45% of his base salary, subject to achievement of performance metrics. In September 2018, we

34	2024 PROXY STATEMENT

entered into an amended employment agreement with Dr. Ehrlich. The employment agreement had no specific term and constituted at-will employment. Dr. Ehrlich resigned from the Company effective August 25, 2023. No severance or other termination benefits were paid to Dr. Ehrlich in connection with his resignation.

Equity Plans

The 2021 LTPIP provides that in the event of a “change in control” (as defined in the 2021 LTPIP), each outstanding award will be earned as to an applicable percentage of the award based on the per share consideration received by the Company’s stockholders in such change in control transaction meeting or exceeding the corresponding stock price goal, in accordance with the performance-based vesting requirement, with pro-rata vesting between stock price goals. To the extent less than 35% of the award has vested upon a change in control based on the performance-based requirement, then the award remains eligible to be earned based on the attainment of the operational milestones. The earned award then vests and becomes exercisable in accordance with the service-based requirement; provided, however, that, subject to the participant’s timely execution and delivery of a release and waiver of claims agreement, if (1) on the date 24 months immediately following a change in control, the participant is providing services to the acquiring company as either an employee or a consultant or (2) within 24 months following a change in control, the participant’s employment is terminated without cause, or by the participant for good reason, then in either case, 100% of the portion of the award that has been earned but remains unvested based on the service-based requirement will vest and become exercisable in full, effective as of the date the release becomes effective. In addition, in the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest and the participant will have the right to exercise the portion of the award that has been earned as of the date of such change in control. If an award is not assumed or substituted, the administrator will notify the participant in writing or electronically that such award will be exercisable for a period of time determined by the administrator in its sole discretion and the award will terminate upon the expiration of such period.

The 2018 Plan provides that in the event of our merger with or into another corporation or other entity or a “change in control” (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Under our 2015 Share Incentive Plan (the “2015 Plan”), unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in the 2015 Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in the 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our named executive officers and certain financial performance of the Company for the past three fiscal years.

Year(1)	Summary Compensation Table Total for PEO(2)(3)	Compensation Actually Paid to PEO(4)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return(5)	Net (Loss)(6)
2023	$2,725,068	$(830,470)	$1,539,795	$(316,524)	$2.07	$(260,491,000)
2022	2,999,421	(118,830,622)	1,566,650	(32,548,607)	4.87	(333,823,000)
2021	113,371,207	26,950,967	27,909,177	4,216,112	57.71	(266,990,000)

(1)

We are a smaller reporting company pursuant to Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), and as such, are only required to include information for the past three fiscal years in this table.

2024 PROXY STATEMENT	35

(2)	Victor Perlroth, M.D. served as the principal executive officer (“PEO”) of the Company during 2023, 2022, and 2021.
(3)

The dollar amounts reported as total compensation for the Company’s PEO and the average of the amounts reported for the Company’s other named executive officers (excluding Dr. Perlroth) as a group (“Non-PEO NEOs”) for each corresponding year are the amounts reported in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – 2023 Summary Compensation Table” of this Proxy Statement and the Company’s proxy statements for fiscal years 2022 and 2021. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each of 2023, 2022, and 2021 are John A. Borgeson and Jason Ehrlich (whose employment with the Company terminated in August 2023).

(4)

The dollar amounts reported as “compensation actually paid” to the Company’s PEO and the average amount reported as “compensation actually paid” to the Non-PEO NEOs, are computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amounts of compensation earned by or paid to such PEO and Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total reported compensation for 2023 to determine the compensation actually paid to the PEO and the average compensation actually paid to the Non-PEO NEOs:

Year	Position	Reported Summary Compensation Table Total for PEO	(Less): Reported Value of Equity Awards(A)	Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(B)	Plus: Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(B)	Plus: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(B)	Plus: Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(B)	Equals: Compensation Actually Paid to PEO
2023	PEO	$2,725,068	$(1,548,605)	$521,365	$(2,569,580)	$41,282	$—	$(830,470)

Year	Position	Average Reported Summary Compensation Table Total for Non-PEO NEOs	(Less): Average Reported Value of Equity Awards(A)	Plus: Average Fair Value at Fiscal Year- End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(B)	Plus: Average Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(B)	Plus: Average Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(B)	Plus: Average Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(B)	Less: Average Fair Value as of Start of Fiscal Year of Stock Awards that Failed to Meet Applicable Vesting Conditions(B)	Equals: Average Compensation Actually Paid to Non-PEO NEOs
2023	Non-PEO NEOs	$1,539,795	$(959,210)	$161,468	$(427,991)	$16,424	$—	$(647,010)	$(316,524)

(A)

The grant date fair value of equity awards represents for the PEO, the total, and for the Non-PEO NEOs as a group, the average of the total, of the amounts reported in the “Option Awards” column in the Summary Compensation Table for 2023.

(B)

The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following (all shown as averages for the Non-PEO NEOs as a group): (i) the year-end fair value of any equity awards granted in 2023 that are outstanding and unvested as of the end of 2023; (ii) the change in fair value during 2023 of any equity awards granted in a prior year that are outstanding and unvested as of the end of 2023; (iii) for awards that are granted and vest in the same year, the fair value as of the vesting date; and (iv) for awards granted in prior years that vest in 2023, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value did not materially differ from those disclosed as of the grant date of the equity awards.

(5)

Cumulative total shareholder return (“TSR”) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends on our common stock for the measurement period (if any), assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.

(6)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

36	2024 PROXY STATEMENT

Compensation Actually Paid and Cumulative TSR

We believe the compensation paid to our executives demonstrates our commitment to aligning long-term equity incentives with the interests of our stockholders. The substantial drop in Kodiak’s share price in 2022 following our Phase 2b/3 study in wet AMD topline data release significantly impacted compensation actually received by our executives in 2022 and 2023. For example, in October 2021, our NEOs received stock options under the 2021 LTPIP, which vest subject to the achievement of certain stock price goals and operational milestones (and subject to their continued employment) during a seven-year performance period. All of the LTPIP options granted to our NEOs have an exercise price of $88.21 per share and will provide no realizable value to our NEOs unless and until our stock price exceeds $88.21 per share.

The following graph sets forth the relationship between compensation actually paid (“CAP”) to our PEO, the average of compensation actually paid to the Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

2024 PROXY STATEMENT	37

Compensation Actually Paid and Net Income (Loss)

The following graph sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and the Company’s net income (loss) over the three most recently completed fiscal years.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

38	2024 PROXY STATEMENT

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2024. During the year ended December 31, 2023, PricewaterhouseCoopers served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Kodiak and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2024. Our audit committee is submitting the selection of PricewaterhouseCoopers to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers will be present via webcast at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the audit committee would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees of PricewaterhouseCoopers, our independent registered public accounting firm for 2023 and 2022.

	Year Ended December 31,

Fee Category	2023	2022

Audit fees(1)	$1,073,000	$954,300

Audit-related fees	—	—

Tax fees	—	—

All other fees(2)	2,000	900

Total fees	$1,075,000	$955,200

(1)

Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with our SEC filings.

(2)

All other fees include any fees billed that are not audit, audit related or tax fees. These fees correspond to fees associated with the annual subscription to PricewaterhouseCoopers’s disclosure checklist tool.

Auditor Independence

In 2023, there were no other professional services provided by PricewaterhouseCoopers that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers.

2024 PROXY STATEMENT	39

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee has the ability to delegate certain of its powers to a subcommittee of its members, but at present maintains all its powers at the committee level. All fees paid to PricewaterhouseCoopers for 2023 were pre-approved by our audit committee.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP for the year ending December 31, 2024.

40	2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed the audited financial statements for fiscal year 2023 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The audit committee of the board of directors of Kodiak Sciences Inc.:

Charles A. Bancroft (Chair)

Bassil I. Dahiyat, Ph.D.

Taiyin Yang, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2024 PROXY STATEMENT	41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2024 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 52,523,447 shares outstanding as of April 1, 2024.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 1, 2024. Certain of the options granted to our named executive officers and directors may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	17,310,490	33.0%
Victor Perlroth, M.D.(2)	7,935,761	13.7
Entities affiliated with BlackRock, Inc.(3)	4,032,822	7.7
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	7,935,761	13.7
John A. Borgeson(4)	961,948	1.8
Jason Ehrlich, M.D., Ph.D.(5)	61,924	*
Felix J. Baker, Ph.D.(6)	17,378,846	33.0
Charles A. Bancroft(7)	74,713	*
Bassil I. Dahiyat, Ph.D.(8)	93,356	*
Richard S. Levy, M.D.(9)	119,356	*
Robert A. Profusek, J.D.(10)	128,356	*
Taiyin Yang, Ph.D.(11)	46,640	*
All directors and executive officers as a group (8 persons)(12)	26,738,976	45.3

(*)	Less than one percent.

42	2024 PROXY STATEMENT

(1)

As reported to us, in connection with the filing of the registration statement on Form S-3 (333-271043), the shares of common stock beneficially owned by Baker Bros. Advisors LP are the following: (i) 1,342,986 shares of common stock held by 667, L.P., or 667, and (ii) 15,967,504 shares of common stock held by Baker Brothers Life Sciences, L.P., or BBLS. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all shares held by 667, BBLS, and Felix J. Baker. Baker Bros. Advisors (GP) LLC, or BBA-GP, is the sole general partner of BBA. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by each of 667 and BBLS, as managing members of BBA-GP. Felix J. Baker, Julian C. Baker, BBA and BBA-GP disclaim beneficial ownership of all shares held by 667 and BBLS, except to the extent of their indirect pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Consists of (a) 2,108,038 shares of common stock held directly by Dr. Perlroth; (b) 5,240,723 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of April 1, 2024 including 2,177,334 shares subject to options with performance-based milestones; (c) 60,000 shares held by the Perlroth Family Foundation U/A DTD 12/27/2006 for which Dr. Perlroth is a trustee; and (d) 527,000 shares as to which Dr. Perlroth has sole voting power and no investment power pursuant to a voting agreement and proxy.

(3)

Based on a review of the Schedule 13G filed on January 26, 2024, BlackRock, Inc. has sole voting power over 3,748,007 shares of our common stock and sole dispositive power over 4,032,822 shares of our common stock. The Schedule 13G covers the holdings of each of the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Fund Advisors (collectively, Blackrock). The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)

Consists of (a) 178,077 shares of common stock owned by Mr. Borgeson and (b) 783,871 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of April 1, 2024.

(5)	Consists of (a) 61,924 shares of common stock owned by Dr. Ehrlich.
(6)	Consists of shares described in footnote (1) plus 68,356 shares subject to options held by Dr. Baker that are immediately exercisable or exercisable within 60 days of April 1, 2024.
(7)

Consists of (a) 25,948 shares of common stock owned by Mr. Bancroft and (b) 48,765 shares subject to options held by Mr. Bancroft that are immediately exercisable or exercisable within 60 days of April 1, 2024.

(8)	Consists of 93,356 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of April 1, 2024.
(9)

Consists of (a) 1,000 shares of common stock owned by Dr. Levy and (b) 118,356 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of April 1, 2024.

(10)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 118,356 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of April 1, 2024.

(11)	Consists of 46,640 shares subject to options held by Dr. Yang that are immediately exercisable or exercisable within 60 days of April 1, 2024.
(12)

Consists of (a) 20,220,553 shares of common stock held by our directors and current executive officers and entities affiliated with certain of our directors and executive officers then in office, and (b) 6,518,423 shares of common stock issuable pursuant to stock options held by such directors and officers that are exercisable within 60 days of April 1, 2024, including 2,177,334 shares subject to options with performance based milestones that are exercisable within 60 days of April 1, 2024.

2024 PROXY STATEMENT	43

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2023. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	1,901,266	$4.40	—
2018 Equity Incentive Plan	10,937,683	$30.54	2,460,375
2018 Employee Stock Purchase Plan	—	—	374,358	(3)
2021 Long-Term Performance Incentive Plan(4)	4,927,334	$88.21	—
Equity compensation plans not approved by security holders	—	—	—
Total	17,766,283		2,834,733

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, because such awards do not have an exercise price.
(2)

Our 2018 Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine. Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

(3)

A total of 460,000 shares of common stock were initially reserved for issuance under the ESPP. The initial offering period of the ESPP was authorized by the Company’s board of directors and commenced on January 4, 2021. Each offering period is 12 months long, with two purchase periods. ESPP participants will purchase shares of common stock at a price per share equal to 85% of the lesser of (1) the fair market value per share of the common stock on the enrollment date or (2) the fair market value of the common stock on the exercise date. The Company issued 50,821 shares under the ESPP during the year ended December 31, 2023.

(4)	Performance-based options granted under the 2021 LTPIP. There were no shares available for grant under the 2021 LTPIP as of December 31, 2023.

44	2024 PROXY STATEMENT

RELATED-PERSON TRANSACTIONS

Related-Person Transaction Policy

We have a written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons are not permitted to enter into a related-person transaction with us without the prior approval or, in the case of pending or ongoing related-person transactions, ratification of our nominating and corporate governance committee. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship where the amount exceeds $120,000, where we were, are or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related-person transaction including, but not limited to:

•	compensation of our executive officers and directors that is otherwise disclosed in our public filings with the SEC;

•	compensation, benefits and other transactions available to all of our employees generally;

•	transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related-person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related-person’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related-person transactions, the nominating and corporate governance committee will only approve or ratify related-person transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Contracts and Change in Control Arrangements”.

Certain Transactions with or Involving Related Persons

Since January 1, 2022, we have not engaged in any transactions, nor are any such transactions currently proposed, in which we were a participant and the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest, except as follows:

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options and RSUs to our named executive officers, other executive officers and our non-employee directors.

2024 PROXY STATEMENT	45

OTHER MATTERS

2023 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2023 are included in our Annual Report. Our Annual Report and this proxy statement are posted on our website at ir.kodiak.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Corporate Secretary, Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

46	2024 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What Matters am I Voting on?

You will be voting on:

•	the election of the two director nominees named in this proxy statement

•	advisory approval of Kodiak’s executive compensation (say-on-pay), as disclosed in this proxy statement

•	ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

•	any other business that may properly come before the meeting.

How Does the Board of Directors Recommend I Vote on these Proposals?

The board of directors recommends a vote:

•	FOR each director nominee named in this proxy statement for election as a director;

•	FOR the advisory approval of Kodiak’s executive compensation, as disclosed in this proxy statement; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Who Pays the Cost for Soliciting Proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Who is Entitled to Vote?

Holders of our common stock as of the close of business on April 5, 2024, the record date, may vote at the Annual Meeting. As of the record date, we had 52,534,947 shares of common stock outstanding. A list of the stockholders of record will be available at the 2024 Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing during ordinary business hours at our corporate offices located at 1200 Page Mill Road, Palo Alto, CA 94304. If the Company’s corporate offices are not open during regular hours, stockholders can call and leave a voice message request at (650) 281-0850 to make alternate arrangements for access to the list of stockholders of record. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the

2024 PROXY STATEMENT	47

right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend via webcast the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How Do I Vote?

Stockholder of Record: Shares Registered in Your Name

For a stockholder of record, there are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 9:00 a.m. Pacific Time, on June 4, 2024 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 9:00 a.m. Pacific Time, on June 4, 2024;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•

by attending and voting at the Annual Meeting via webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of May 31, 2024 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2024 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a valid proxy from your brokerage firm, bank, dealer or other agent. Follow the instructions from your broker, bank or other agent, or contact that organization to request a proxy form.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2024.

Can I Change My Vote?

Stockholder of Record: Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy any time before the final vote at the Annual Meeting by:

•	entering a new vote by internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or

•	voting at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank, dealer or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

48	2024 PROXY STATEMENT

What is the Effect of Giving a Proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why Did I Receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a Full Set of Proxy Materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report to our stockholders, primarily via the internet. On or about April 23, 2024, we expect to mail to our stockholders a Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials and Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.

What is a Quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, online at the Annual Meeting or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How Many Votes are Needed for Approval of Each Matter?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of common stock present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The advisory approval of the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of the voting power of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No 3.: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the voting power of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. It is anticipated that Proposal No. 3 will be a discretionary proposal considered routine under the rules of the New York Stock Exchange (“NYSE”), which generally controls the ability of brokers to vote or not vote shares held in street name on certain matters, and thus may not result in broker non-votes.

How are Proxies Solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these

2024 PROXY STATEMENT	49

proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How May My Brokerage Firm or Other Intermediary Vote My Shares if I Fail to Provide Timely Directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

Where Can I Find the Voting Results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting via webcast. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I Share an Address with Another Stockholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.

Attention: Corporate Secretary

1200 Page Mill Road

Palo Alto, CA 94304

(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the Deadline to Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders or to Nominate Individuals to Serve as Directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 24, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Kodiak Sciences Inc.

Attention: Corporate Secretary

1200 Page Mill Road

Palo Alto, CA 94304

50	2024 PROXY STATEMENT

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2025; and

•	not later than the close of business on March 9, 2025.

In the event that we hold our 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2024 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 5, 2025.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance — Stockholder Recommendations for Board Nominations.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Can I Attend the Annual Meeting?

Our Annual Meeting will be held virtually via live webcast on Tuesday June 4, 2024, at 9:00 a.m. Pacific Time. There will be no physical meeting location. You will not be able to attend the Annual Meeting in person. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to May 31, 2024 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2024 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

2024 PROXY STATEMENT	51

What Do I Need in Order to be able to Participate in the Annual Meeting?

In order to attend the Annual Meeting via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of May 31, 2024 at 2:00 p.m. Pacific Time. You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to register. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions.

We will have technicians ready to assist you with any technical difficulties you may have registering in advance or accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting within one hour prior to the meeting time, please call the technical support number that will be included in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting.

How Do I Ask Questions at the Annual Meeting?

You may submit questions before the meeting by visiting www.proxydocs.com/KOD. During the Annual Meeting, you may only submit questions by following the instructions in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting. We will respond to as many inquiries at the Annual Meeting as time allows.

52	2024 PROXY STATEMENT

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/KOD Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Kodiak Sciences Inc. Internet: www.proxypush.com/KOD • Cast your vote online 2024 Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the instructions to record your vote For Stockholders of record as of April 5, 2024 Phone: Tuesday, June 4, 2024 9:00 AM, Pacific Time Toll-free 1-866-230-6348 Annual Meeting to be held live via the Internet—please visit • Use any touch-tone telephone • Have your Proxy Card ready www.proxydocs.com/KOD for more details. • Follow the recorded instructions to record your vote Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the YOUR VOTE IS IMPORTANT! pre-addressed, postage-paid envelope provided PLEASE VOTE BY: 9:00 AM, Pacific Time, June 4, 2024. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Victor Perlroth and John Borgeson (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/KOD. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Kodiak Sciences Inc. 2024 Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Elect two Class lll directors nominated by our board and named in this proxy statement. FOR WITHHOLD 1.01 Felix J. Baker, Ph.D. FOR #P2# #P2# 1.02 Victor Perlroth, M.D. FOR #P3# #P3# FOR AGAINST ABSTAIN 2. Approve, on an advisory basis, the compensation of Kodiak’s named executive officers, as FOR disclosed in the proxy statement. #P4# #P4# #P4# 3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public FOR accounting firm for the year ending December 31, 2024. #P5# #P5# #P5# NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponents thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/KOD Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date